EXHIBIT 99.1

UFP Technologies Announces Q3 Results

NEWBURYPORT, Mass., Nov. 02, 2016 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq:UFPT), an innovative designer and custom converter of foams, plastics, and natural fiber materials, today reported net income of $2.7 million or $0.37 per diluted common share outstanding for its third quarter ended September 30, 2016, compared to net income of $2.0 million or $0.28 per diluted common share outstanding for the same period in 2015.  Sales for the third quarter were $37.2 million, 8.1% higher than third quarter sales of $34.4 million in 2015.  Net income for the nine-month period ended September 30, 2016 was $6.5 million or $0.89 per diluted common share outstanding compared to $5.9 million or $0.82 per diluted common share outstanding for the same 2015 period.  Sales for the nine-month period ended September 30, 2016 were $109.6 million compared to sales of $104.9 million for the same period in 2015.

“We continue to make solid progress on a number of fronts,” said R. Jeffrey Bailly, Chairman & CEO.  “We increased revenue by 8% in Q3, led by a nearly 20% rise in medical sales. Net income increased 34%, as a $1.7 million settlement for raw material overcharges more than offset manufacturing inefficiencies related to our plant consolidations and some one-time expenses incurred during the quarter.”

“As we work to re-qualify parts affected by these consolidations, our focus remains on delivering high-quality parts on time and bringing new programs online smoothly,” Bailly continued.  “Initiatives to streamline our manufacturing processes will follow, and we anticipate significant efficiency improvements once our consolidation and re-qualification efforts are complete.”

“With a robust pipeline of new growth opportunities, the addition of new sales and engineering talent, and strong operational synergies still to be realized, we remain bullish about our future,” said Bailly.

UFP Technologies is an innovative designer and custom converter of foams, plastics, and natural fiber materials, principally serving the medical, automotive, consumer, electronics, industrial, and aerospace and defense markets. The UFP team acts as an extension of its customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, but are not limited to, statements about the Company’s prospects, statements about the Company’s acquisition strategies and opportunities, statements regarding new hires and anticipated trends in the different markets in which the Company competes, anticipated advantages relating to the Company’s decisions to consolidate its facilities and the expected cost savings and efficiencies associated therewith, anticipated advantages and the timing associated with requalification of parts, anticipated advantages of maintaining fewer, larger plants, anticipated advantages the Company expects to realize from its investments and capital expenditures, expectations regarding the manufacturing capacity and efficiencies of the Company, statements about the Company’s participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks and uncertainties associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, risks and uncertainties associated with plant closures and expected efficiencies from consolidating manufacturing, risks that the Company may not be able to finalize anticipated new customer contracts, risks associated with the implementation of new production equipment and requalification or recertification of transferred equipment, in a timely, cost-efficient manner, risks that any benefits from such new or transferred equipment may be delayed or not fully realized, or that the Company may be unable to fully utilize its expected production capacity, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net sales	$37,220	$34,441	$109,626	$104,917
Cost of sales	28,768	24,931	83,161	76,475
Gross profit	8,452	9,510	26,465	28,442
SG&A	6,027	5,604	18,402	18,404
Restructuring costs	25	851	203	959
Material overcharge settlement	(1,681)	-	(2,114)	-
Gain on sale of fixed assets	-	-	(4)	(31)
Operating income	4,081	3,055	9,978	9,110
Interest income (expense), net	25	9	51	(7)
Income before income taxes	4,106	3,064	10,029	9,103
Income taxes	1,437	1,072	3,550	3,186
Net income from consolidated operations	$2,669	$1,992	$6,479	$5,917

Net income per share outstanding	$0.37	$0.28	$0.90	$0.83
Net income per diluted share outstanding	$0.37	$0.28	$0.89	$0.82

Weighted average shares outstanding	7,225	7,131	7,213	7,108
Weighted average diluted shares outstanding	7,312	7,230	7,294	7,212

Consolidated Condensed Balance Sheets
(in thousands)

	September 30,	December 31,
	2016	2015
Assets:	(unaudited)
Cash	$30,118	$29,804
Receivables	22,307	17,481
Inventories	14,568	14,202
Other current assets	2,642	2,116
Net property, plant, and equipment	48,762	46,555
Other assets	9,646	9,792
Total assets	$128,043	$119,950
Liabilities and equity:
Short-term debt	$1,028	$1,011
Accounts payable	5,106	4,598
Other current liabilities	5,372	5,374
Long-term debt	84	859
Other liabilities	4,965	4,536
Total liabilities	16,555	16,378
Total equity	111,488	103,572
Total liabilities and stockholders' equity	$128,043	$119,950

www.ufpt.com
Contact: Ron Lataille
978-234-0926, rlataille@ufpt.com